Heritage Financial Announces CEO Succession Plan
Retiring Chief Executive Jeff Deuel Remains CEO of Heritage Financial Corporation until May 2025;
Bryan McDonald Named President and CEO of Heritage Bank and President of Heritage Financial Corporation
OLYMPIA, Wash., June 25, 2024 – Heritage Financial Corporation (Nasdaq GS: HFWA) (the “Company or “Heritage”), the parent company of Heritage Bank (the “Bank”), has named Bryan D. McDonald to succeed Jeffrey J. Deuel as President and CEO of Heritage Bank and President of Heritage Financial Corporation, effective July 1, 2024. Mr. McDonald has held the titles of President and Chief Operating Officer of Heritage Bank since 2018.
Mr. Deuel, who has served as CEO of Heritage Bank since 2018 and as President and CEO of Heritage Financial Corporation since 2019, will remain CEO of Heritage Financial Corporation until May 6, 2025, at which time he will take on an advisory role assisting the CEO and the Company’s board of directors. With a commercial banking career spanning 42 years, Mr. Deuel will work closely with Mr. McDonald during the transition, which is a process designed to ensure a smooth executive transition.
“Jeff and his team led the bank through a difficult economic period while maintaining a strong foundation,” said the Company’s Board Chair, Brian Vance. “After ten years at Heritage, Bryan and the leadership team are well positioned to continue serving our clients across the Pacific Northwest and to continue driving growth and shareholder value.” The Olympia-based bank now operates 50 branch offices throughout Washington, Oregon, and Idaho.
“Taking a methodical and thoughtful approach to this transition is important to us. We want to ensure that our customers, our shareholders, and our dedicated employees do not experience any notable day-to-day changes in the direction of the bank,” said Mr. Deuel. “Bryan’s knowledge of the communities we serve, his professional reputation in the industry, and his leadership experience within the Heritage Bank family will ensure a seamless transition.”
“I look forward to a continued partnership with Jeff and the entire leadership team. We are committed to serving the financial needs of all our customers throughout Heritage’s footprint and fueling positive economic growth in the region,” said Mr. McDonald.
Mr. McDonald also currently serves as a director on the Washington Bankers Association Board and as a member of the American Bankers Association Government Relations Council. He has held a variety of banking leadership positions during a career spanning more than 30 years and encompassing the areas of lending, credit administration, portfolio management, retail, bank operations, and corporate strategies.
About Heritage Financial
Heritage Financial Corporation is an Olympia, Washington-based bank holding company for its subsidiary Heritage Bank, a full-service commercial bank. Heritage Bank has a branch network of 50 banking offices in Washington, Oregon, and Idaho. Heritage Bank does business under the Whidbey Island Bank name on Whidbey Island, Washington. Heritage Financial Corporation’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.